Exhibit 16.1

WithumSmith+Brown, PC

Certified Public Accountants and Consultants

5 Vaughn Drive

Princeton, NJ 08540-6313

609 520 1188 . fax 609 520 9882

www.withum.com

Additional Offices in New Jersey,

New York, Pennsylvania, Maryland,

Florida, and Colorado.

March 19, 2013

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

Dear Sir/Madam:

We have read item 4.01(a) of Form 8-K/A dated March 19, 2013 of Warwick Valley Telephone Company and are in agreement with the statements contained in the second through seventh paragraphs on pages 2 and 3 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ WithumSmith+Brown, PC

A member of HLB International. A world-wide network of independent professional accounting firms and business advisors.